Exhibit 99.1
Encore Acquisition Company Announces Third Quarter 2005 Financial and Operating Results
FORT WORTH, Texas—(BUSINESS WIRE)—October 25, 2005
Encore Acquisition Company (NYSE:EAC) today reported third quarter 2005 results.
(in millions except per share, daily production, and price per BOE amounts; earnings per share and weighted average diluted shares outstanding have been restated for a three-for-two stock split in July 2005)

	Quarter Ended Sep. 30,		Increase or
	2005	2004	(decrease)
Net income	$20.9	$21.0	(0%)
Diluted earnings per share	$0.42	$0.43	(2%)
Revenues	$127.6	$79.3	61%
Cash flow from operations	$86.7	$52.6	65%
Average combined price ($/BOE)	$49.17	$33.42	47%
Daily production volumes (BOE)	28,202	25,779	9%
Diluted shares outstanding	49.6	49.1	1%
In the third quarter of 2005 Encore generated net income of $20.9 million ($0.42 per diluted share), including a one-time loss on early extinguishment of debt of $19.5 million ($0.25 per diluted share) relating to the Company’s debt refinancing and issuance of $300 million of 6.0% Senior Subordinated Notes due 2015. In the third quarter of 2004, Encore generated net income of $21.0 million ($0.43 per diluted share). Net income also includes expenses for derivative fair value loss and non-cash stock based compensation totaling $3.2 million ($0.04 per diluted share) for the third quarter of 2005 and $3.1 million ($0.04 per diluted share) for the third quarter of 2004.
Jonny Brumley, President, said, “Management is pleased with the third quarter results. The high-pressure air injection project is working, drilling results are good, and the new acquisitions have increased our drilling inventory. We are looking forward to next year and expect our 2006 production growth rate to be in the mid-teens.”
In the third quarter of 2005 Encore drilled 84 gross (56.1 net) wells, investing $92.6 million in development capital (excluding development-related asset retirement obligations). The Company also invested $32.4 million in property acquisitions and undeveloped leases. Encore operated 13 rigs during the third quarter of 2005 across all of its core areas.
The Company’s drilling activity and capital investments drove an increase in third quarter 2005 production volumes of 9% to a record 28,202 barrels of oil equivalent (“BOE”) per day (2.6 MMBOE), compared with third quarter 2004 production of 25,779 BOE per day (2.4 MMBOE). The net profits interests on the Cedar Creek Anticline (“CCA”) reduced production by approximately 1,608 BOE per day in the third quarter of 2005 versus 1,114 BOE per day in the third quarter of 2004. Oil represented 65% and 71% of the Company’s total production volumes in the third quarter of 2005 and 2004, respectively.
Encore’s realized commodity prices, including the effects of hedging, averaged $50.94 per barrel and $7.65 per Mcf during the third quarter of 2005, each resulting in increases of 48% over the third quarter of 2004. On a combined basis, including the effects of hedging, prices increased during the third quarter of 2005 to $49.17 per BOE as compared to $33.42 per BOE in the third quarter of 2004. Hedging expense reduced realized oil prices by $7.15 per barrel and realized natural gas prices by $0.82 per Mcf during the third quarter of 2005.
During the third quarter of 2005, lease operations expense increased to $17.9 million ($6.90 per BOE) from $12.6 million ($5.31 per BOE) in the third quarter of 2004 as a result of higher volumes and a higher cost operating environment. The Company incurred exploration expense of $4.8 million ($0.06 per diluted share) in the third quarter of 2005 as compared to $0.5 million ($0.01 per diluted share) in the third quarter of 2004.

Acquisitions Update
Encore announced on October 19, 2005 that it has entered into an agreement with Kerr-McGee Corporation to purchase oil and gas properties in the Permian Basin in West Texas and the Anadarko Basin in Oklahoma for $104 million. The properties have estimated total proved reserves of 6.2 million BOE, which are 94% oil and 69% proved developed producing. The properties are long-lived with current production of approximately 1,300 BOE per day and a reserves-to-production ratio of 12 years for proved reserves. These fields are mature legacy waterfloods with large volumes of original oil in place. Encore has identified 1.9 million barrels of proved undeveloped opportunities on these properties with total capital requirements of approximately $12 million. This capital targets reserves through infill drilling and down-spacing in existing fields. The transaction is expected to close in November.
In September and October, Encore closed two separate acquisitions of oil and gas properties in the Anadarko Basin of Oklahoma and the Williston Basin in Montana and North Dakota for aggregate consideration of approximately $123 million. The properties have estimated total proved reserves of 8.0 million BOE, which are 65% natural gas and 68% proved developed producing. The properties are long-lived with production of approximately 1,750 BOE per day and a reserves-to-production ratio of 12.5 years. Encore has identified 90 proved locations on these properties with total capital requirements of approximately $20 million. The properties also have 90 probable and possible locations identified.
High-Pressure Air Injection Program Update
In the Little Beaver area, Encore’s high-pressure air injection (“HPAI”) project is on target with our production forecast. Production in the Little Beaver area has increased from 1,600 barrels per day at the beginning of the year to 1,825 currently. This is the first quarter that we have seen appreciable increase in the total area. Implementation of high-pressure air injection in Little Beaver Phases 1 and 2 was completed in the fourth quarter of 2004.
In the Pennel and Coral Creek area of the CCA, where the Company has been operating a successful HPAI appraisal project (Phase 1) for nearly three years, Encore has continued to expand the Phase 2 portion of the HPAI project. Encore has been injecting air in the Phase 2 project area since April 2005, and expects full implementation to be completed by year-end 2005. For 2006, Encore plans to continue expanding the HPAI project in Pennel and begin implementing Phase 3, which is similar in size to Phase 2.
Liquidity and Hedging Update
At September 30, 2005, long-term debt, net of discount, was $493.6 million, including $150.0 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300.0 million of 6.0% Senior Subordinated Notes due July 15, 2015, and $49.0 million of bank debt under the existing credit facility.
In the third quarter, Encore issued $300.0 million of 6.0% Senior Subordinated Notes due July 15, 2015 and redeemed all $150.0 million of its outstanding 8.375% Senior Subordinated Notes due 2012. Accordingly, the third quarter 2005 financial statements include a one-time loss on early extinguishment of debt of $19.5 million ($0.25 per diluted share). At the time of closing, the borrowing base under the Company’s existing credit facility was reduced according to the terms of the credit facility from $500.0 million to $450.0 million.
The Company has increased its portfolio of 2006 put options to approximately 75% of its current pro forma combined volumes. This will mitigate the negative effects of any downward movement in the price of oil and gas, while retaining the benefits of increasing commodity prices. An attached schedule summarizes the hedging program.

Fourth Quarter 2005 Outlook
Encore currently is operating 11 drilling rigs in the onshore continental United States (4 rigs in Montana, 2 rigs in East Texas, 2 rigs in West Texas, and 3 rigs in the Mid Continent area). The Company expects wellhead production to grow by approximately 2,500 BOE per day in the fourth quarter of 2005 over the third quarter of 2005. The impact of the net profits interests in the CCA, which lowers reported production, is expected to be approximately 1,900 BOE per day. Therefore, the Company expects reported production to average approximately 30,400 BOE per day in the fourth quarter of 2005, an increase of 16% over the fourth quarter of 2004.
Production, ad valorem, and severance taxes are anticipated to remain at approximately 9.0% of oil and natural gas revenues before hedging. The Company expects lease operations expense to increase from $17.9 million ($6.90 per BOE) in the third quarter to approximately $19.5 million ($6.98 per BOE) in the fourth quarter. General and administrative expenses are expected to increase from $4.0 million in the third quarter to approximately $4.4 million in the fourth quarter ($1.56 per BOE). Depletion, depreciation, and amortization should increase from $24.2 million ($9.34 per BOE) in the third quarter to approximately $28.8 million ($10.30 per BOE) in the fourth quarter. Income tax expense is expected to be at an effective rate of 34% with approximately 100% deferred. The Company expects to invest approximately $88 million in development and exploration capital during the fourth quarter of 2005.
Discussion of 2006 Guidance and Timing
Because of the Company’s recently closed acquisitions and the recently announced Kerr-McGee property package, the Company’s 2006 capital budget is still under review. The Company is expecting its 2006 production growth rate to be in the mid-teens. After the Board of Directors discusses and approves the 2006 capital budget, the Company will issue a press release detailing the 2006 capital budget and production guidance.
Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, October 26, 2005 at 9:30 a.m. central time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above.
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 1448638. The replay will be available through November 2, 2005. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the benefits of recent and pending acquisitions; the closing of pending acquisitions; the expected amount and focus of the Encore’s capital expenditures; expected drilling results; expected production (including the impact of the Company’s net profits interests); the expected effects of Encore’s hedging program; anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expenses, depletion, depreciation and amortization expenses, and income tax expense; expected effective tax rates; expectations regarding the HPAI program; and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Estimates of reserves attributable to 2005 acquisitions, as well as estimates of reserve potential or upside, were made by Encore’s internal engineers without review by an independent petroleum engineering firm.
Contact:
Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Consolidated Statements of Operations:
Revenues:
Oil	$85,559	$58,243	$222,254	$157,892
Natural gas	42,013	21,009	96,616	50,773

Total revenues	127,572	79,252	318,870	208,665

Operating expenses:
Production —
Lease operations	17,912	12,589	48,501	33,752
Production, ad valorem, and severance taxes	12,526	8,117	31,425	21,117
Depletion, depreciation, and amortization	24,222	12,750	59,943	33,262
Exploration	4,818	462	11,201	2,159
G&A (excluding non-cash stock based compensation)	4,030	2,858	11,236	7,616
Non-cash stock based compensation	1,544	796	3,323	1,413
Derivative fair value loss	1,612	2,301	5,713	3,424
Loss on early redemption of debt	19,477	—	19,477	—
Other operating	2,520	1,369	5,822	3,462

Total operating expenses	88,661	41,242	196,641	106,205

Operating income	38,911	38,010	122,229	102,460
Interest and other	(8,684)	(6,469)	(22,942)	(16,526)

Income before income taxes	30,227	31,541	99,287	85,934
Current income tax benefit (provision)	2,868	(1,042)	1,478	(3,046)
Deferred income tax provision	(12,241)	(9,485)	(34,459)	(26,981)

Net income	$20,854	$21,014	$66,306	$55,907

Net income per common share:
Basic	0.43	0.43	1.36	1.20
Diluted	0.42	0.43	1.34	1.18

Weighted average common shares outstanding:
Basic	48,703	48,446	48,659	46,611
Diluted	49,584	49,103	49,481	47,222

	Nine Months Ended
	September 30,
	2005	2004
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$66,306	$55,907
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	138,458	74,669
Changes in operating assets and liabilities	(572)	(3,476)

Net cash provided by operating activities	204,192	127,100

Cash used by investing activities	(297,018)	(365,814)

Financing activities:
Net proceeds from long-term debt	97,889	181,208
Net proceeds from issuance of common stock	—	53,223
Cash overdraft and other	(3,612)	4,944

Net cash provided by financing activities	94,277	239,375

Increase in cash and cash equivalents	1,451	661
Cash and cash equivalents, beginning of period	1,103	431

Cash and cash equivalents, end of period	$2,554	$1,092

	September 30,	December 31,
	2005	2004
	(unaudited)
Condensed Balance Sheets:
Total assets	$1,422,376	$1,123,400

Liabilities	$437,583	$270,825
Long-term debt	493,581	379,000
Stockholders’ equity	491,212	473,575

Total liabilities and stockholders’ equity	$1,422,376	$1,123,400

Working capital (a)	$(54,532)	$(15,566)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,680	1,695	5,082	4,994
Natural gas (MMcf)	5,489	4,063	14,874	9,796
Combined (MBOE)	2,595	2,372	7,561	6,626

Daily production:
Oil (Bbls/d)	18,257	18,419	18,616	18,226
Natural gas (Mcf/d)	59,666	44,160	54,482	35,751
Combined (BOE/d)	28,202	25,779	27,697	24,184

Average prices:
Oil (per Bbl)	$50.94	$34.37	$43.73	$31.62
Natural gas (per Mcf)	7.65	5.17	6.50	5.18
Combined (per BOE)	49.17	33.42	42.17	31.49

Average costs per BOE:
Lease operations expense	$6.90	$5.31	$6.41	$5.09
Production, ad valorem, and severance taxes	4.83	3.42	4.16	3.19
DD&A	9.34	5.38	7.93	5.02
Exploration	1.86	0.19	1.48	0.33
G&A (excluding non-cash stock based compensation)	1.55	1.21	1.49	1.15

Derivative Summary as of September 30, 2005
Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Oct — Dec 2005	12,500	27.84	2,500	31.07	1,000	25.12
Jan — Jun 2006	7,000	33.93	1,000	29.88	2,000	25.03
July — Dec 2006	6,500	35.00	1,000	29.88	2,000	25.03
Jan — Dec 2006	6,500	55.00	—	—	—	—
Jan — Dec 2007	4,000	55.00	—	—	2,000	25.11
Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Oct — Dec 2005	17,500	5.12	5,000	5.97	12,500	4.96
Jan — Dec 2006	12,500	5.34	5,000	5.68	12,500	5.02
Jan — Dec 2006	20,000	6.69	—	—	—	—
Jan — Dec 2007	12,500	6.53	—	—	10,000	4.99